EXHIBIT 15

                          ACKNOWLEDGMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                  REGARDING INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors
LaserSight Incorporated:

With respect to the registration statement on Form S-3 of LaserSight Incorporated, we acknowledge our awareness of the use therein of our reports dated April 27 and July 27, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                  /s/KPMG LLP

St. Louis, Missouri
August 15, 2001